Putnam RetirementReady 2010 Fund
7/31/09 Annual
Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	1,104
Class B	10
Class C 19

72DD2 (000s omitted)
Class M	25
Class R	20
Class Y	767

73A1
Class A	0.8710
Class B	0.7453
Class C	0.8237

73A2
Class M	0.8453
Class R	0.8420
Class Y	0.9183

73A1 and 73A2 have been restated to reflect a 3 for 1 share split which occurred on May 15, 2009.

74U1 (000s omitted)
Class A	1,137
Class B	13
Class C	22

74U2 (000s omitted)
Class M	4
Class R	26
Class Y	250

74V1
Class A	14.46
Class B	14.10
Class C	13.95

74V2
Class M	14.04
Class R	14.09
Class Y	15.29

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.